BUSINESS DEVELOPMENT AGREEMENT

THIS BUSINESS DEVELOPMENT AGREEMENT (the "***Agreement***") dated as of February 23, 2023 by and between US Minerals and Metals Corp., a Nevada corporation (hereinafter referred to as the "***Company***"), having an address at P.O. Box 6978, Moraga, CA, 94570, and Lyons Capital, LLC, a Florida limited liability company (collectively referred to hereinafter as the "***Lyons***"), having an address at 7239 San Salvador Drive, Suite 100, Boca Raton, FL 33433. (The Company and Lyons may be referred to hereinafter individually as a "***Party***" and collectively as the "***Parties***").

WHEREAS, Lyons is qualified to provide the Company with the Services (as defined in paragraph 4 below) and is desirous to perform such Services for the Company; and

WHEREAS, the Company desires to contract for the Services provided by Lyons;

WHEREAS, the Company requires the other Services and as set forth herein;

WHEREAS, the Company wishes to induce Lyons to provide the Services and wishes to contract with Lyons regarding the same and compensate Lyons in accordance with the terms herein;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. **APPOINTMENT.** The Company hereby engages Lyons as a Senior Strategic and Business Development Advisor, and Lyons agrees to render the Services to the Company, upon the terms and conditions hereinafter set forth.

2. **TERM.** The term of this Agreement shall begin on the date this Agreement is executed by the parties (the "***Commencement Date***") and shall extend for a period of five (5) years (collectively hereinafter, the "***Term***"), unless extended or terminated in accordance with this Agreement.

3. **SERVICES.**

   a. During the Term of this Agreement, the "***Services***" shall include:

      i. A yearly Event Sponsorship including speaking slot at the Wall Street Conference organized by Lyons;

      ii. Introductions to Brokers, Research coverage, Funds, Investment Banking firms, Market makers, and Business developments opportunities (collectively, the "***Professionals***"); and

   b. The Parties acknowledges and confirm that the Services are provided as a consultant and facilitator only and not as the Company's agent. **In addition, the Parties understand that Lyons is not a Broker/Dealer and will not be acting as one. Lyons Capital does not engage in web based, hype promotion.**

c. The Company acknowledges and agrees that Lyons will be providing the Services on a part-time basis, that Lyons will be providing similar services to other clients and other companies during the Term.

4. **FEES.**

a. The Company shall pay to Lyons a fee of $10,000,000 (Ten Million Dollars) in the aggregate (the "***Consulting Fee***"), payable as follows:

i. $2,000,000 per year in either cash or shares of the Company's common stock, par value $.0001 (the "***Common Shares***"), as they may be adjusted from time to time on account of splits, consolidations, dividends, and similar changes, at the election of Lyons. If elected, the issuance of shares of Common Stock will be issued at a purchase price of $200 per year.

ii. The Consulting Fee, including any Common Shares issuable pursuant to the Consulting Fee, constitute a retainer and commencement incentive and consideration now earned, due and owing to Consultant for entering into this Agreement and allocating its professional time and resources for the benefit of the Company during the Term. The Company acknowledges that Consultant must forego other opportunities to enter into this Agreement. As such, the Consulting Fee, including any Common Shares issuable pursuant to the Consulting Fee, is deemed irrevocably and fully-earned as of the Effective Date, and any calculation of the statutory holding period for removal of restrictive legend under Rule 144 promulgated under the Securities Act of 1933, shall be measured from the Effective Date of this Agreement.

b. The Company confirms that the above-referenced Common Shares will be issued without encumbrance, and upon issuance will be validly issued, fully paid, and non-assessable. Upon satisfaction of the applicable holding period set forth in Rule 144(d) of the Securities Act of 1933, as amended, and compliance with the other requirements of Rule 144, the Common Shares will be eligible to have the restrictive legend removed and will be freely tradable. Further, there is no action, proceeding or investigation pending or threatened which could question the validity of the issuance of the Common Shares to Lyons or regarding any of the forgoing representations. Additionally, by the US Securities and Exchange Commission or any other state or federal regulator or regulatory agency.

c. Notwithstanding anything to the contrary contained herein, the number of Common Shares that may be issued to Lyons pursuant to Section 4.a (or otherwise in respect hereof) shall be limited to the extent necessary to ensure that, following such issuance (or other issuance), the total number of shares of Common Stock then beneficially owned by Lyons and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Holder's for purposes of Section 13(d) of the 1934 Act, does not exceed 9.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable). For such purposes,

beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder. This provision may not be waived. If any issuance of the Common Shares to Lyon's would cause Lyons to exceed the ownership limitations set forth in the paragraph, then the Company shall only issue that number of shares that would not cause Lyons to exceed such ownership limitation, with any additional shares due to be issued when the Company has been notified that such issuance will not cause Lyons to exceed the ownership limitation.

5. **REPRESENTATIONS AND WARRANTIES OF CONSULTANT.**

Lyons hereby represents warrants and agrees that Lyons:

a. Is neither an insider, nor an associate of an insider, of the Company and is at an arm's length to the Company;

b. Will not make any representations concerning the Company not authorized by the Company in writing or untrue statement of a material fact nor omit to state a material fact required to be stated or necessary to make any statement not misleading.

6. **REPRESENTATIONS AND WARRANTIES OF THE COMPANY.**

a. The Company represents and warrants that all statements made by the Company and documents provided by the Company to the consultant shall be truthful, accurate and free of omissions that would render an otherwise factual statement untrue or misleading.

b. The Company shall be solely responsible for the accuracy and completeness of the information, documents (including, but not limited to, information, memoranda, press releases, public announcements, and other similar statements) that the Company issues or delivers, directly or indirectly, to Consultant and all other third parties regarding the Company, its affairs, plans, or future prospects and the representations contain in any of them (the "***Company's Statements***"). At all times during the term of this Agreement, the Company shall, upon reasonable receipt of any request from Consultant, provide Consultant with prompt written confirmation of the accuracy and completeness of the Company's Statements. Further, the Parties agree that Consultant's sole responsibility is to ensure that the statements and information it distributes or publishes is consistent with the Company's Statements.

7. **INDEMNIFICATION.**

The Parties agree to indemnify each other and hold each other harmless against any losses, claims, damages or liabilities incurred, directly or indirectly, as a result of the other Party's material breach of this Agreement, willful misconduct or gross negligence, unless it is determined by a court of competent jurisdiction that such losses, claims, damages or liabilities arose out of a Party's own breach of this Agreement, sole negligence, gross negligence, willful misconduct, dishonesty, fraud or violation of any applicable law. The provisions set forth in this Section shall survive any termination of this Agreement.

8. **INDEPENDENT CONTRACTOR.**

Lyons and the Company agree that Lyons shall perform services hereunder as an independent contractor, retaining control over and responsibility for Lyons's activities undertaken in performance of this Agreement. Lyons shall not be considered an employee or agent of the Company as a result of this Agreement, nor shall Lyons have authority to contract in the name of or bind the Company or be entitled to receive any benefits offered to employees of the Company. Lyons shall be responsible for paying all federal, state and local taxes incurred as a result of any fees received under this Agreement.

9. **MISCELLANEOUS.**

a. Termination: Subject to the terms of this Agreement, the Agreement may be terminated by either Party for any reason effective upon the first business day of the calendar year following the date of the termination notice by providing the other Party with at least 30 days advance notice of termination, unless such termination is due to the other Party's breach of this Agreement, in which case such termination will be effective immediately upon notice given (hereinafter referred to as a "***Termination***"). Notwithstanding the forgoing, Termination by the Company shall not relieve it from its obligation to pay the Consulting Fee as set forth in Section 4 above.

b. Modification: This Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only in writing signed by both Parties.

c. Waiver: Any waiver by either Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon adherence to that term of any other term of this Agreement.

d. Assignment: Neither the Company nor Lyons may assign its obligations under this Agreement without the express written consent of the other.

e. Entire Agreement; Severability. This Agreement shall constitute the entire agreement between Lyons and the Company with respect to the furnishing of Services described herein. No provision of this Agreement shall be deemed waived, amended or modified by either party unless such waiver, amendment or modification is in writing, and signed by an authorized representative of each party. If any term of this Agreement is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such term shall be deemed reformed or deleted, as the case may be, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect. If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect. If any provision is inapplicable to any person or

circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

f. Governing Law: The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of Florida (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted. Notwithstanding the foregoing the Parties agree that the venue for any suit or proceeding shall be in the state of Federal courts of the state of Florida located in Broward County, Florida and the parties waive any right to dispute such venue including *forum non-conveniens*. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

g. Limitation of Liability; Survival. In no event shall either Party be liable hereunder for incidental, indirect, special or consequential damages of any kind, even if advised of the possibility thereof. The terms of this Agreement that either explicitly or implicitly are intended to survive shall survive termination or expiration of this Agreement, in whole or part, for any reason whatsoever.

h. Execution of the Agreement: The Company, the person executing this Agreement on behalf of the Company, and Lyons, have the requisite corporate power and authority to enter into and carry out the terms and conditions of this Agreement, as well as all transactions contemplated hereunder. All corporate proceedings have been taken and all corporate authorizations and approvals have been secured which are necessary to authorize the execution, delivery and performance by the Company and Lyons of this Agreement. Upon execution by both Parties, this Agreement will be deemed to have been duly and validly executed and delivered by the Company and Lyons and constitute a valid and binding obligation, enforceable in accordance with the respective terms herein. Upon delivery of this Agreement, this Agreement, and the other agreements and exhibits referred to herein, will constitute the valid and binding obligations of the Company, and will be enforceable in accordance with their respective terms. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic, PDF and fax copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the date first above written.

COMPANY	**LYONS**
U.S. MINERALS AND METALS CORP.	LYONS CAPITAL, LLC
By: Douglas Cole	By: Jason Lyons
Its: Executive Chairman	Its: Manager